Exhibit 10(a)(xxx)

COUSINS PROPERTIES INCORPORATED
2005 Restricted Stock Unit Plan
Restricted Stock Unit Certificate

This Restricted Stock Unit Certificate evidences that on February 6, 2017 (“Grant Date”), the key employee named below (“Key Employee”) was awarded an opportunity to receive restricted stock units (“RSUs”) pursuant to the Cousins Properties Incorporated (“CPI”) 2005 Restricted Stock Unit Plan (the “Plan”). The number of RSUs actually payable under this Certificate depends on whether the service vesting condition is met, as described in more detail in this Certificate. The definitions set forth in the Plan are incorporated in this Certificate, and these RSUs are subject to all of the terms and conditions set forth in the Plan (to the extent such terms are not inconsistent with the terms in this Certificates) and in this Certificate.
Terms and Conditions

1.	Name of Key Employee: .

2.	Grant Date. The Grant Date is February 6, 2017.

3.
Number of Units. The Restricted Stock Unit grant is units. The value of each unit is equal to the Fair Market Value of one share of common stock of CPI (“Stock”) as of the date payment is due under the Plan. Although set forth in more detail in the Plan, Fair Market Value generally means the average of the closing price of Stock on each trading day during the 30 day period ending on the applicable valuation date.

4.
Vesting and Forfeiture. The RSUs granted by this Certificate shall vest with respect to 100% of the RSUs on February 6, 2020 (“Vesting Date”), provided Key Employee has been continuously employed by CPI through such date. In addition, Key Employee shall vest with respect to 100% of the RSUs (a) if Key Employee’s employment with CPI terminates by reason of death or Retirement (as defined in this § 4) or (b) upon a Change in Control. If Key Employee’s employment with CPI terminates other than by reason of Key Employee’s death or Retirement (as defined in this § 4) prior to the Vesting Date, the RSUs shall be forfeited in full and expire immediately and automatically. A transfer between or among CPI, Cousins Properties LP (“CPLP”), Cousins Employee LLC, a Preferred Stock Subsidiary that is covered by this Plan, or any Subsidiary, Parent or Affiliate of CPI or CPLP shall not be treated as a termination of employment with CPI. If Key Employee’s employment terminates due to Retirement or death, Key Employee will be deemed to have satisfied this service vesting condition and the RSUs will vest upon the effective date of such employment termination. For purposes of this § 4, “Retirement” shall mean Key Employee’s termination of employment with CPI on or after the date (i) Key Employee has attained age 60 and (ii) Key Employee’s age (in whole years) plus Key Employee’s whole years of employment measured since Key Employee’s most recent date of hire (disregarding any partial year of employment) equal at least 65.

5.
Individual Account. A separate bookkeeping account shall be established and maintained by CPI (the “Account”) to record Key Employee’s Restricted Stock Units. The Account shall be maintained on CPI’s books solely for record keeping purposes, and shall not represent any actual segregation or investment of assets or any interest in any shares of Stock.

6.
Cash Dividends. If a cash dividend (whether ordinary or extraordinary) is paid on a share of Stock while the RSUs are outstanding, CPI shall pay Key Employee a dividend equivalent payment. The dividend equivalent payment will equal the total amount of cash dividends that would have been paid to Key Employee if the RSUs were actually shares of Stock held

Exhibit 10(a)(xxx)

by Key Employee on the record date that is declared by CPI for a cash dividend. The dividend equivalent payments shall be paid by CPI as soon as practical after the date of the payment of the cash dividend, but in no event later than 90 calendar days after the calendar year in which the cash dividend is paid; provided, however, the right of Key Employee to receive this cash payment shall be forfeited if Key Employee terminates employment as a Key Employee for any reason (except death) before the record date that is declared for the cash dividend paid on a share of Stock.

7.
Distribution of Payment Represented by Units. Payment of vested Restricted Stock Units shall be made in a single payment in cash as soon as practical (and no later than 90 calendar days) after the date the service vesting condition is met). Notwithstanding the preceding sentence, for a Key Employee who terminates employment due to Retirement or death, payment of vested RSUs shall be paid no later than March 31, 2020. Any fractional RSUs shall be rounded down. The value of each RSU for purposes of determining the cash payment is equal to the Fair Market Value of one share of Stock on the Vesting Date. Although set forth in more detail in the Plan, Fair Market Value generally means the average of the closing price of a share of Stock on each trading day during the 30 calendar day period ending on the Vesting Date.

8.	Withholding. CPI shall have the right to take whatever action the Committee directs to satisfy applicable federal, state and other withholding requirements.

9.
Nontransferability and Status as Unsecured Creditor. Key Employee shall have no right to transfer or otherwise assign Key Employee’s interest in any opportunity to receive RSUs or the RSUs themselves. All payments pursuant to this Award shall be made from the general assets of CPI, and any claim for payment shall be the same as a claim of any general and unsecured creditor of CPI.

10.
Employment and Termination. Nothing in this Certificate shall give Key Employee the right to continue in employment with CPI or limit the right of CPI to terminate Key Employee’s employment with or without cause at any time.

11.	No Shareholder Rights. Key Employee shall have no rights as a shareholder of CPI as a result of any opportunity or any payment arising under this Certificate.

12.	Amendment and Termination. The Plan and this Certificate may be modified and/or terminated as set forth in the Plan.

13.	Miscellaneous. This Certificate shall be governed by the laws of the State of Georgia.

14.
Coordination with Plan. During the Performance Period, the RSUs subject to this Certificate shall be treated the same as (a) outstanding Restricted Stock Units solely for purposes of the adjustment provisions in § 7 of the Plan and (b) outstanding Awards solely for purposes of the change in control provisions in § 8 of the Plan and the amendment provisions in § 9 of the Plan.

15.
Short-Term Deferral. Any payments under this Certificate are intended to comply with the short-term deferral rule set forth in Treasury Regulation §1.409A-(b)(4), and this Certificate shall be interpreted to effect such intent.

16.
Clawback. CPI has the right to take any action which the Committee reasonably determines is required for CPI to comply with the clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Exhibit 10(a)(xxx)

Cousins Properties Incorporated

By:    /s/ Pamela F. Roper
Name:    Pamela F. Roper
Title:    Executive Vice President,
General Counsel and Corporate Secretary